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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant


Patterson (GP) LLC
Patterson (GP2) LLC
Patterson (LP) LLC
Patterson-UTI Drilling Company LP, LLLP
Patterson-UTI Drilling Company South LP, LLLP
Patterson-UTI Drilling Company West LP, LLLP
Patterson Petroleum LP, LLLP
Lone Star Mud LP, LLLP
Ambar Drilling Fluids LP, LLLP
Patterson Petroleum Trading Company LP, LLLP
Analytical Seismic Systems, Inc.
UTICO, Inc.
SUITS Drilling Company
UTI Management Services, L.P.
UTI Drilling, L.P.
UTICO Hard Rock Boring, Inc.
International Petroleum Service Company
Universal Well Services, Inc.
Norton Drilling Services, Inc.
Norton Drilling Mexico
Norton Drilling, L.P.
Norton GP, L.L.C.
Phelps Drilling Co.
UTI Drilling Canada, Inc.